Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-161520) of Agree Realty Corporation of our report's dated March 3, 2009, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears on pages 28, 29 and F-2 of this annual report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference of our firm under the caption “Experts” on page 39 of the Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP F/K/A VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, IL
November 13, 2009